Exhibit 99.1

AgEagle Appoints Industry Veteran Corbett Kull to Board of Directors

Neodesha, KS – July 11, 2018 – AgEagle Aerial Systems, Inc., (NYSE American: UAVS) an aerial drone imagery collection and analytics company, has appointed Corbett Kull to its board of directors, effective July 10, 2018. His appointment expands the board to five members and fills an open vacancy.

Mr. Kull currently serves as senior director of marketing for The Climate Corporation, a subsidiary of Monsanto (recently acquired by Bayer for $62.5 billion), which provides software, hardware and insurance products to farmers worldwide. Prior to his role at The Climate Corporation (acquired by Monsanto for $930 million in 2013), Kull co-founded 640 Labs, an agribusiness that leveraged the power of analytics, mobile technologies and cloud computing to help farmers capture and store in-field data. Within two years of co-founding the company, he sold 640 Labs to The Climate Corporation in December, 2014.

640 Labs was started with the intent of helping farmers more seamlessly collect information about their farming operations. Since the acquisition, Kull led the engineering team that launched the Climate FieldView Drive and Climate FieldView Cab App. The Climate FieldView platform is on more than 120 million acres with more than 100,000 users across the United States, Canada and Brazil.

“Corbett has a wealth of experience in the agriculture industry, particularly by way of ag technology and data analytics,” said Bret Chilcott, CEO of AgEagle. “Having founded and sold 640 Labs to a Monsanto subsidiary, one of the largest players in the agriculture industry, speaks to the level of knowledge and expertise he will bring to our board. We look forward to leveraging his ag tech experience and vast network as we further develop and ramp our food sustainability business.”

Kull commented: “AgEagle has built a strong data collection and analytics platform that has significant opportunity for long-term growth. Though precision ag has become a necessary tool for farmers to increase food production and efficiency, sustainability is now top of mind for all major corporations and farmers alike. I believe AgEagle is on the verge of an inflection point, and I look forward to joining the board as they look to capitalize on the growing need for sustainability analytics.”

Kull received his MBA, with an emphasis in Marketing, from the Illinois Institute of Technology. He also earned his BS in Electrical Engineering from the Rose-Hulman Institute of Technology.

About AgEagle Aerial Systems, Inc.

Founded in 2012, AgEagle designs produces, distributes and supports technologically-advanced small unmanned aerial vehicles (UAVs or drones) that it supplies to the precision agriculture industry. The company’s line of automated flying drones collects valuable information for farmers by flying over large fields of corn, soybeans, wheat and other types of crops, collecting thousands of ultra-high-resolution pictures using sophisticated near-infrared sensors, or cameras. These aerial images are ultimately utilized to enhance yield and promote sustainability.

The company is based in Neodesha, Kansas. For more information, please visit www.ageagle.com.

Contacts:

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Cody Slach

Sean Mansouri

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Jeremy Roe

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